UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): August 9, 2018

DCP MIDSTREAM, LP

(Exact name of registrant as specified in its charter)

Delaware	001-32678	03-0567133
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

370 17th Street, Suite 2500

Denver, Colorado 80202

(Address of principal executive offices) (Zip Code)

(303) 595-3331

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 13, 2018, DCP Midstream, LP (the “Partnership”) and certain of its direct and indirect subsidiaries entered into a 364-day, $200 million accounts receivable securitization facility (the “Facility”) pursuant to (i) a Receivables Sale and Contribution Agreement (the “Receivables Sale and Contribution Agreement”) between the originators from time to time party thereto (the “Originators”) and DCP Receivables LLC, a bankruptcy-remote special purpose entity that is an indirect wholly-owned subsidiary of the Partnership, as buyer (the “SPV”), and (ii) a Receivables Financing Agreement (the “Receivables Financing Agreement” and, together with the Receivables Sale and Contribution Agreement, the “Agreements”) among, the SPV, as borrower, the Partnership, as initial servicer (the “Servicer”), the lenders, the LC bank, the LC participants and the group agents that are parties thereto from time to time (collectively, the “Lenders”), and PNC Bank National Association, as administrative agent (the “Administrative Agent” and collectively with the Lenders, the “Secured Parties”) and PNC Capital Markets LLC, as structuring agent. The obligations of the Originators and the Servicer (as defined in the Receivables Financing Agreement) under the Agreements and the related transaction documents are guaranteed by the Partnership.

Under the Receivables Sale and Contribution Agreement, each Originator has sold or contributed, and will continue to sell or contribute on an ongoing basis, certain of its receivables, together with related security and interests in the proceeds thereof, to the SPV. Under the Receivables Financing Agreement, the SPV may borrow or obtain letters of credit for the account of the Originators in an amount not to exceed $200 million in the aggregate and will secure its obligations with a pledge of undivided interests in such receivables, together with related security and interests in the proceeds thereof, to the Administrative Agent for the benefit of the Secured Parties.

Amounts outstanding under the Receivables Financing Agreement accrue interest based on the Lender’s weighted average commercial paper rate for loans funded by a conduit lender, and otherwise at LIBOR Market Index Rate or Adjusted LIBOR, as selected by the SPV. The Agreements include customary fees, conditions, representations and warranties, indemnification provisions, covenants and events of default. Receivables in the Facility are subject to certain criteria, limits and reserves. Subject in some cases to cure periods, amounts outstanding under the Receivables Financing Agreement may be accelerated for typical defaults including, but not limited to, the failure to make when due payments or deposits, borrowing base deficiencies, failure to observe or perform any covenant, failure to pay a material judgment, inaccuracy of representations and warranties, certain bankruptcy or ERISA events, a change of control, the occurrence of a termination event under the Receivables Sale and Contribution Agreement if certain limits are exceeded for a specified period, for certain defaults or acceleration under material debt, invalidity of security interests or unenforceable transaction documents, or if the consolidated leverage ratio of the Partnership exceeds limits identical to those in its revolving credit facility.

As of August 13, 2018, there were no loans and letters of credit outstanding under the Facility. The Facility is for an initial 364-day term, as may be extended in accordance with the terms of the Receivables Financing Agreement.

Affiliates of certain of the Secured Parties have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to the Partnership and its affiliates in the ordinary course of business, for which they have received, and may continue to receive, customary fees and commissions.

The foregoing descriptions of the Receivables Financing Agreement and the Receivables Sale and Contribution Agreement are not complete and are qualified in their entirety by reference to the full and complete terms of such agreements, which are filed as Exhibits 10.1 and 10.2 hereto, respectively, and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated in its entirety herein by reference.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On August 9, 2018, DCP Midstream Operating, LP redeemed all $450 million outstanding aggregate principal amount of its 9.75% Notes due March 15, 2019 (the “2019 Notes”) pursuant to the optional redemption provisions in the indenture governing the 2019 Notes for an aggregate redemption price of approximately $486 million. The base indenture and supplemental indenture governing the 2019 Notes were filed as Exhibits 4.1 and 4.5, respectively, to the Partnership’s Current Report on Form 8-K filed on January 6, 2017.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Receivables Financing Agreement, dated August 13, 2018, among DCP Receivables LLC, as borrower, the Partnership, as initial servicer, the lenders, LC participants and group agents that are parties thereto from time to time, PNC Bank National Association, as Administrative Agent and LC Bank and PNC Capital Markets LLC, as Structuring Agent.

10.2	Receivables Sale and Contribution Agreement, dated August 13, 2018, between the originators from time to time party thereto and DCP Receivables LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 14, 2018	DCP MIDSTREAM, LP

	By:	DCP MIDSTREAM GP, LP
its General Partner

		By:	DCP MIDSTREAM GP, LLC
its General Partner

			By:	/s/ Sean P. O’Brien
			Name:	Sean P. O’Brien
			Title:	Group Vice President and Chief Financial Officer